Exhibit 99.3

CONSENT OF WILLIAM D. LESE TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Fortistar Sustainable Solutions Corp. of its Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering, the undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the Registration Statement as a Director Nominee. The undersigned also consents to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Dated: January 15, 2021	Signature:	/s/ William D. Lese
By: William D. Lese